Exhibit 99.1

For Immediate Release

ModusLink Confirms Expected Receipt of NASDAQ Notification Letter

WALTHAM, Mass., – October 17, 2012 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that on October 16, 2012, as expected, it received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”). The letter stated that ModusLink’s delay in filing the Company’s Annual Report on Form 10-K for its fiscal year ended July 31, 2012 serves as an additional basis for the potential delisting of its shares under NASDAQ Listing Rule 5250(c)(1). The Company is working to complete its previously announced process to restate financial results for certain prior periods and become current in its periodic report filings with the Securities and Exchange Commission (“SEC”).

As previously disclosed, ModusLink received an extension from NASDAQ allowing the Company until December 10, 2012 to become current in its periodic report filings with the SEC and thereby regain compliance with NASDAQ listing rules. ModusLink expects to complete this process and make its regulatory filings as soon as practicable. The Company expects to be able to satisfy conditions for listing.

About ModusLink Global Solutions

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward Looking Information

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including those statements regarding: the Company’s progress toward completing the restatement process; the Company’s anticipated time frame for filing its Annual Report on Form 10-K and restated financial statements; and the Company’s ability to satisfy the NASDAQ requirements for continued listing. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation: unanticipated accounting issues or audit issues regarding the financial data for the periods to be restated or adjusted; the inability of the Company or its independent registered public accounting firm to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding the audit or that require additional efforts, procedures or review; the Company’s inability to design or improve internal controls to address identified issues; there can be no assurance that the Company will complete its restatement and become current in its regulatory filings by December 10, 2012 as provided in the plan of compliance approved by NASDAQ; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; global economic conditions, especially in the technology sector, which are uncertain and subject to volatility; demand for our clients’ products, which may decline or may not achieve the levels anticipated by our clients; strain on managerial and operational resources as they try to oversee the expanded operations; failure to realize the expected benefits of restructuring and cost cutting actions; failure to expand operations in accordance with its business strategy; difficulty achieving and sustaining operating profitability if the Company’s cash balances are not sufficient to allow the Company to meet all of its business and investment goals; difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of clients, and therefore the loss of any of those clients could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; the Company’s pipeline of sales opportunities represents potential sales transactions and estimated annual revenue therefrom and there can be no assurance that such sales efforts will be successful or that the potential revenue will be realized; risks inherent with conducting international operations; increased competition and technological changes in the markets in which the Company competes; and the potential outcome and impact of the Company’s ongoing review of strategic alternatives. Further, there can be no assurance that the Company’s review of strategic alternatives will lead to any transaction, result in increased value to its stockholders or the realization of long-term value by stockholders.

Contacts:

ModusLink Investor Relations

Robert Joyce, 781-663-5120

ir@moduslink.com